POTOMAC ELECTRIC POWER COMPANY
                      REVISED AND RESTATED
        EXECUTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN




I.   INTRODUCTION

     Potomac Electric Power Company (the "Company") established the Potomac Electric Power Company Executive Deferred Compensation Plan, effective November 18, 1982, to enable certain executives to supplement their retirement income by deferring the receipt of compensation for services performed while this Plan is in effect. The Potomac Electric Power Company Executive Deferred Compensation Plan was amended by action of the Board of Directors on February 17, 1983, June 21, 1984, December 16, 1985, July 27,
1989, October 25, 1990, December 16, 1991, October 22, 1992, and
January 27, 1994, and is restated herein and is now known as the Potomac Electric Power Company Revised and Restated Executive and Director Deferred Compensation Plan (the "Plan").

II.  DEFINITIONS

     2.01 "Account" means the bookkeeping account maintained by the Company (i) for each participating Executive and (ii) for each participating Director, which is credited with the Executive's or the Director's Deferred Compensation, as the case may be, and with additional amounts in the nature of interest and which is debited to reflect benefit distributions.

     2.02 "Agreement" means the Participation Agreement executed by the Company and an Executive or a Director, as the case may be, which designates the amount of the Executive's or the Director's Deferred Compensation, the time and manner of benefit distributions, and the Executive's or the Director's Beneficiary.



     2.03 "Beneficiary" means any person designated by a participating Executive or a participating Director to receive benefits under the Plan in the event of the Executive's or the Director's death prior to the completion of all benefit payments under the Plan. An Executive's or a Director's Agreement, as the case may be, may designate more than one Beneficiary or may designate primary and contingent Beneficiaries.

     2.04 "Board of Directors" means the Board of Directors of Potomac Electric Power Company.

     2.05 "Deferred Compensation" means any remuneration which would otherwise be currently payable to the Executive or the Director, but which the Executive or the Director irrevocably agrees to receive on a deferred basis in accordance with the terms of the Plan.

     2.06  "Director" means a member of the Board of Directors.

     2.07 "Executive" means any individual who, as of the first day of any Plan Year, holds the position with the Company of Chairman of the Board, President, Vice Chairman and Chief Financial Officer, Executive Vice President, Senior Vice President or Vice President, any employee whose Normal Compensation is fixed by the Board of Directors on an individual basis, or any other individual designated as such for purposes of this Plan by the Chairman of the Board of Directors of the Company.

     2.08 "Human Resources Committee" shall mean that Committee, comprised of members of the Board of Directors, which governs the development of personnel policies for the Company.

     2.09 "Normal Compensation" with respect to an Executive means the amount of salary that would be payable to an Executive for the twelve (12) month period commencing on the first day of

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any Plan Year if the Executive were not participating hereunder.
"Normal Compensation" with respect to a Director means the amount of retainer/fees that would be payable to a Director for the twelve (12) month period commencing on the first day of any Plan Year if the Director were not participating hereunder.

     2.10 "Plan Year" means the twelve-month period commencing on July 1 of each calendar year and ending on June 30 of the following calendar year.

     2.11 "Retirement" with respect to an Executive means the date following an Executive's Separation from Service on which the payment of benefits to the Executive commences under the Company's General Retirement Plan by reason of the Executive having attained normal or early retirement age under that plan. In the event that an Executive is not entitled to receive benefits under the Company's General Retirement Plan following Separation from Service, "Retirement" means Separation from Service and attainment of age sixty-five (65). "Retirement" with respect to a Director means Separation from Service and attainment of age sixty-five (65).

     2.12 "Separation from Service" means an Executive's termination of employment with the Company or a Director's cessation of participation on the Board of Directors. An Executive who terminates regular employment with the Company or a Director who discontinues participation on the Board of Directors and who thereafter performs consulting services for the Company on a part-time basis will nonetheless be deemed to have had a Separation from Service at the date of termination of regular employment or the date of discontinuance of participation on the Board of Directors, as the case may be.

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III. PARTICIPATION

     3.01 An Executive or a Director may execute an Agreement and become a participant in the Plan prior to the first day of any Plan Year. Except as set forth in Section 5.02, an Executive's or a Director's Agreement for a Plan Year may not be amended or revoked once that Plan Year has commenced, provided that a participating Executive or a participating Director may at any time change his Beneficiary designation by providing written notice of such change to the Company.

     3.02 An Executive's or a Director's Agreement shall relate to (i) compensation for services performed during the Plan Year to which it relates, (ii) benefit entitlements otherwise payable in connection with prior deferrals pursuant to Section 5.01 of the Potomac Electric Power Company Director and Executive Deferred Compensation Plan, (iii) other remuneration approved by the Board of Directors as eligible to be deferred under the Plan, provided that such Agreement shall be entered into prior to payment of such compensation to the Executive or the Director, as the case may be, or (iv)other remuneration approved by the Board of Directors as eligible to be credited under the Plan by way of a transfer of a deferred compensation entitlement to this Plan from any other nonqualified deferred compensation program maintained by the Company.

IV.  DEFERRAL OF COMPENSATION - EXECUTIVE AND DIRECTOR RULES

     4.01 The deferral of compensation for an Executive shall be made in accordance with the following provisions.

          A. Each Plan Year, the Executive may elect any or all of the following four options for deferring compensation:

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          Option 1 - the Executive may elect to defer an amount
          of Normal Compensation. The Agreement may specify that the Executive's salary will be reduced by the amount of the Deferred Compensation on a ratable basis throughout the Plan Year or that the Executive's salary will be reduced by a specified amount or amounts in a specified month or months of the Plan Year.

          Option 2 - the Executive may elect to defer the difference between (i) six percent (6%) of his compensation, as defined in Article I of the Savings Plan for Exempt Employees of Potomac Electric Power Company, and (ii) the amount of pre-tax contributions he is permitted to make under the Savings Plan for Exempt Employees of Potomac Electric Power Company. Under this Option 2, the Executive's salary will be reduced by the amount of Deferred Compensation at the same time and in the same amounts as if such reduction was governed by the election then in effect for the Executive under the Savings Plan for Exempt Employees of Potomac Electric Power Company.

          Option 3 - the Executive may elect to further defer benefits which would otherwise be paid to the Executive during the calendar year that begins during the Plan Year in accordance with Section 5.01 of the Potomac Electric Power Company Director and Executive Deferred Compensation Plan.

          Option 4 - the Executive may elect to defer such other compensation which would otherwise be paid to the Executive during the Plan Year provided such compensation has been approved by the Board of Directors in its sole discretion as eligible to be deferred under the Plan.

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          Option 5 - subject to the prior approval of the Board
          of Directors, which approval may be granted or withheld in the sole discretion of the Board of the Directors, the Executive may elect to have the Executive's Account under this Plan credited with a deferred compensation entitlement attributable to any other nonqualified deferred compensation program maintained by the Company, provided that such transfer will be accompanied by a corresponding elimination of the Company's obligation under such other deferred compensation arrangement and provided further that no such transfer will be permitted with respect to any deferred compensation entitlement which would otherwise become payable to the Executive under the terms of such other nonqualified deferred compensation program within the same calendar year as the year of the proposed transfer.

          Each Executive who elects Deferred Compensation with respect to a Plan Year shall specify in his Agreement for such Plan Year the Option or Options which shall apply for such Plan
Year.

          B. The Company will credit the Deferred Compensation to the Account of each participating Executive as of the day such amount would have been paid to the Executive if the Executive's Agreement had not been in effect. Prior to July 1, 1994, the Company will credit the Executive's Account on a monthly basis with an amount in the nature of interest at a rate equal to the prime interest rate quoted by the Chase Manhattan Bank, N.A. (the "Prime Rate"), as of the last day of that month. Such interest shall be credited to the Executive's Account as of the last day of each calendar month based on the daily balances in the Account

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during such month, and the crediting of such interest on a
monthly basis shall continue until the balance in the Executive's Account has been reduced to zero by reason of benefit payments under the Plan. Effective July 1, 1994, the Executive may elect to have the Company credit, on a monthly basis, all Deferred Compensation accrued on and after July 1, 1994 into the Executive's Account with an amount in the nature of interest at either (i) the Prime Rate, (ii) a rate equal to the rate of return with respect to any one or a combination of the investment funds selected by the Human Resources Committee (an "Investment Fund Rate"), or (iii) a combination of the Prime Rate and an Investment Fund Rate. In addition, Executives who previously accrued pre-July 1, 1994 amounts of Deferred Compensation ("Pre-July 1, 1994 Accruals") may elect to have the Company credit the portion of their Account consisting of the Pre-July 1, 1994 Accruals with an amount in the nature of interest at either (i) the Prime Rate, (ii) an Investment Fund Rate, or (iii) a combination of the two rates. The portion of the Account consisting of Pre-July 1, 1994 Accruals may also be designated to be credited with interest computed by reference to one or more Investment Fund Rates. However, such process of designation must be effectuated by a written election filed by the Executive with the Human Resources Committee prior to July 1, 1994. The appropriate rate or rates of interest shall be credited to the Executive's Account as of the last day of each calendar month based on the daily balances in the Account attributable to each designated investment fund and, if applicable, the daily balance in the Account to be credited with the Prime Rate. The crediting of such interest on a monthly basis shall continue until such balance in the Executive's Account has been reduced to zero by reason of benefit payments under the Plan.

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          C.  If the Executive elects Option 2, the Company shall
credit the Executive's Account with a Matching Company Credit equal in value to the percentage of Deferred Compensation elected by the Executive under Option 2 which would have been matched by the Company if the Executive had contributed such Deferred Compensation to the Savings Plan for Exempt Employees of Potomac Electric Power Company. The Matching Company Credit shall be made to the Executive's Account at the same time as the corresponding Deferred Compensation is credited to the Executive's Account pursuant to Option 2.

          D.  The Company shall furnish each participating
Executive with an annual report showing the balance in the Executive's Account as of June 30 of each year.

     4.02 The deferral of Normal Compensation for a Director shall be made in accordance with the following provisions.

          A. Each Plan Year or until the Director provides written notification of cancellation of a previous election, each Director may elect to defer an amount of retainer/fees constituting such Director's Normal Compensation. The Agreement may specify that the Director's retainer/fees will be reduced by the elected amount of the Deferred Compensation on a ratable basis throughout the Plan Year or that the Director's retainer/fees will be reduced by a specified amount or amounts in a specified month or months of the Plan Year. In addition, subject to the prior approval of the Board of Directors, which approval may be granted or withheld in the sole discretion of the Board of Directors, a Director may elect to have the Director's Account under this Plan credited with a deferred compensation entitlement attributable to any other nonqualified deferred compensation program maintained by the Company, provided that such transfer will be accompanied by a corresponding elimination

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of the Company's obligation under such other deferred
compensation arrangement and provided further that no such transfer will be permitted with respect to any deferred compensation entitlement which would otherwise become payable to the Director under the terms of such other nonqualified deferred compensation program within the same calendar year as the year of the proposed transfer.

          B. The Company will credit the Deferred Compensation to the Account of each participating Director as of the day such amount would have been paid to the Director if the Director's Agreement had not been in effect. The Company will, in addition, credit the Director's Account on a monthly basis with an amount in the nature of interest at a rate equal to the rate of return with respect to any one or a combination of the investment funds (including the Prime Rate option) selected by the Human Resources Committee (an "Investment Fund Rate"). The appropriate rate or rates of interest shall be credited to the Director's Account as of the last day of each calendar month based on the daily balances in the Account attributable to each designated investment fund, and the crediting of such interest on a monthly basis shall continue until such balance in the Director's Account has been reduced to zero by reason of benefit payments under the Plan.

          C.  The Company shall furnish each participating
Director with an annual report showing the balance in the Director's Account as of June 30 of each year.

V.   PAYMENT OF BENEFITS

     5.01 Except as otherwise provided in this Article V, the payment of benefits to a participating Executive shall commence as of the date specified by the Executive in the Executive's Agreement under one of the following options: (i) on the date of commencement of benefits under the Company's General Retirement

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Plan; (ii) on January 31 of the calendar year following the year of the Executive's Retirement; (iii) on the first day of the month following the Executive's Separation from Service; (iv) on January 31 of the calendar year following the later of the year of the Executive's Separation from Service or attainment of an age specified in the Agreement; or (vi) on January 31 of the calendar year specified in the Agreement, which may not be earlier than the second calendar year following the calendar year which includes the first day of the Plan Year for which the Agreement is made. Except as otherwise provided in this Article V, the payment of benefits to a participating Director shall commence as of the date specified by the Director in the Director's Agreement under one of the following options: (i) on the first day of the month following the Director's Separation from Service; (ii) on January 31 of the calendar year following the year of the Director's Separation from Service; (iii) on January 31 of the calendar year following the latter of the year of the Director's Separation from Service or attainment of an age specified in the Agreement; or (iv) on January 31 of the calendar year specified in the Agreement, which may not be earlier than the second calendar year following the calendar year which includes the first day of the Plan Year for which the Agreement is made.

     5.02 As specified in the Executive's or the Director's Agreement, as the case may be, benefits shall be paid (i) in a lump sum amount equal to the Executive's or the Director's Account balance as of the benefit commencement date, or (ii) in a series of approximately equal monthly or annual installments, as computed by the Company, over a period of between two (2) and fifteen (15) years with the final payment equalling the then remaining balance in the Executive's or the Director's Account. If annual installments are elected by the Executive or the

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Director, such annual installments shall be payable on the
benefit commencement date and each succeeding January 31 during the payment period. Notwithstanding a specification of installment payments in an Executive's or Director's Agreement, as the case may be, if the balance in the Executive's or the Director's Account as of the benefit commencement date is less than one thousand dollars ($1,000.00), the Company shall instead make a lump sum payment of that amount on that date. The time for payment of benefits to an Executive or a Director may be modified by the Executive or Director by the filing of a written election prior to the beginning of the calendar year in which benefits would otherwise become payable under the existing Agreement. Any election to accelerate benefits may not provide for a commencement date earlier than the calendar year following the date of such election.

     5.03 In the event that a participating Executive or a participating Director dies before the benefit commencement date, the Company shall make benefit payments to the Executive's or the Director's Beneficiary or Beneficiaries in an aggregate amount equal to twice the balance credited to the Account of the participating Executive or participating Director, as the case may be, immediately prior to such individual's death. An amount equal to Account balance will be paid on the first of the month following the Executive's or the Director's death and the remaining amount of the death benefit will commence as of January 31 of the calendar year following the Executive's or the Director's death in accordance with the method of payment under
Section 5.02 specified in the Executive's or the Director's Agreement. In the event that a participating Executive or a participating Director dies after the benefit commencement date, any remaining benefit payments shall be paid to the Executive's or the Director's Beneficiary or Beneficiaries. In the event that no Beneficiary survives the Executive or the Director, an

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amount equal to the remaining balance in the Executive's or
Director's Account (or two times the Account balance if death occurs prior to the benefit commencement date) shall be paid to the estate of the Executive or the Director, as the case may be, in a lump sum within thirty (30) days following the date on which the Company is notified of the Beneficiary's death.

          5.04 Notwithstanding the foregoing, the Company may at any time make a lump sum payment to an Executive or Director (or surviving Beneficiary) equal to part or all of the balance in the Executive's or Director's Account, as the case may be, upon a showing of a financial emergency caused by circumstances beyond the control of the Executive or Director (or surviving Beneficiary) which would result in serious financial hardship if such payment were not made. The determination whether such emergency exists shall be made in the sole discretion of the Board of Directors of the Company, the amount of the payment shall be limited to the amount necessary to meet the financial emergency, and any remaining balance in the Executive's or Director's Account shall be paid at the time and in the manner otherwise set forth in the Executive's or Director's Agreement, as the case may be.

     5.05 In the event that a participating Executive or Director ceases to be an employee or Director of the Company and becomes a proprietor, officer, partner, employee, or otherwise becomes affiliated with any business or entity that is in competition with the Company, or becomes employed by any governmental agency having jurisdiction over the affairs of the Company, the Company reserves the right in the sole discretion of its Board of Directors to make an immediate lump sum payment to the Executive or the Director in an amount equal to the balance in the Executive's or the Director's Account at that time.

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     5.06  If an Executive or a Director has entered into two (2)
or more Agreements with respect to different Plan Years which specify different benefit commencement dates under Section 5.01 or different methods of payment under Section 5.02, the Company will separately account for the Deferred Compensation attributable to each such Agreement and distribute the amounts covered by each Agreement in accordance with the terms thereof.

VI.  RIGHTS OF PARTICIPATING OFFICERS AND BENEFICIARIES

     6.01 Nothing contained in this Plan or any Agreement and no action taken hereunder shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Executive, any Director, any Beneficiary or any other person. Any compensation deferred under the Plan shall continue for all purposes to be a part of the general funds of the Company. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

     6.02 The right of any Executive, Director, Beneficiary, or other person to receive benefits under the Plan may not be assigned, transferred, pledged or encumbered except by will or the laws of descent and distribution, nor shall it be subject to attachment or other legal process of whatever nature.

     6.03 If the Company finds that any person to whom any payment is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a parent, or a brother

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or sister, or to any person deemed by the Company to have
incurred expense for the person who is otherwise entitled to payment.

VII.  MISCELLANEOUS

     7.01 This Plan may be amended, suspended or terminated at any time by the Company provided, however, that no amendment, suspension or termination shall have the effect of impairing the rights of (i) participating Executives or their Beneficiaries or
(ii) participating Directors or their Beneficiaries with respect to amounts credited to their Accounts before the date of the amendments, suspension or termination.

     7.02 To the extent required by law, the Company shall withhold federal or state income or payroll taxes from benefit payments hereunder and shall furnish the recipient and the applicable governmental agency or agencies with such reports, statements, or information as may be legally required in connection with such benefit payments.

     7.03 This Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the District of Columbia.

     IN WITNESS WHEREOF, the Company has caused this restated version of the Plan to be signed on this 2nd day of June, 1995, which restated version reflects all modifications made to the Plan through such date of execution, and supersedes the Plan document signed April 1, 1993.

ATTEST                        POTOMAC ELECTRIC POWER COMPANY



/s/  Ellen Sheriff Rogers     /s/ E. F. Mitchell
By:______________________     By: ___________________________
    Asst. Secretary                Chairman of the Board

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